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                                INTERVOICE, INC.
                             RESTRICTED STOCK PLAN



SECTION I.          PURPOSE

         The purpose of the InterVoice, Inc. Restricted Stock Plan (the "Plan") is to encourage and enable key employees of InterVoice, Inc. (the "Company") and its subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may award bonuses in the form of Common Stock of the Company, no par value per share ("Stock") subject to the restrictions set forth in Section V ("Restricted Stock"), as hereinafter set forth.

SECTION II.         ADMINISTRATION OF THE PLAN

         The Plan shall be administered by a committee (the "Committee") of three or more directors of the Company appointed by the Board of Directors. Members of the Committee shall not, within one year prior to their appointment to the Committee, have been granted or awarded equity securities pursuant to the Plan or pursuant to any other stock option or stock plan of the Company or any parent or subsidiary corporation of the Company, other than participation in, or awards of securities pursuant to, formula plans such as the Company's 1990 Nonqualified Stock Option Plan for Non-Employees.

         The Committee shall have sole authority to determine the employees who are to be awarded Restricted Stock from among those eligible hereunder and to establish the number of shares to be awarded to each in the form of Restricted Stock after taking into consideration the position held, the duties performed, the compensation received, the services expected to be rendered by such employee and other relevant factors. The Committee is authorized to interpret the Plan, and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. All decisions made by the Committee in selecting the employees to whom Restricted Stock shall be awarded, in establishing the number of shares which may be awarded as Restricted Stock to employees and in construing the provisions of the Plan shall be final. No member of the Committee shall be liable for any action taken, failure to act, determination or interpretation made in good faith with respect to the Plan or any Restricted Stock awarded under the Plan.

SECTION III.        SHARES SUBJECT TO THE PLAN

         The aggregate number of shares of Stock awarded in the form of Restricted Stock under this Plan shall not exceed 500,000 shares. Such shares of Stock may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares of Stock which remain unissued and which have not been awarded in the form of Restricted Stock at the termination of the Plan shall cease to be subject to the Plan. Should any Stock previously awarded as Restricted Stock be forfeited, the shares of Restricted Stock so forfeited will again be available for grant or award under the Plan. The aggregate number of shares of Stock which may be issued under the Plan shall be subject to adjustment as provided in Section VI hereof.

SECTION IV.         ELIGIBILITY

         The Committee shall determine and designate, at any time or from time to time, the key employees of the Company and its subsidiaries to whom Restricted Stock is to be awarded, but the Committee may authorize the award of Restricted Stock only to individuals who are key employees (including officers and directors who are also key employees) of the Company or a subsidiary at the time the Restricted Stock is awarded. Restricted Stock may be awarded to the same employee on more than one occasion.





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SECTION V.          RESTRICTED STOCK

         The Committee may from time to time, in its sole discretion, award bonuses in the form of Restricted Stock to persons eligible to receive awards of Restricted Stock under Section IV. All Restricted Stock awarded under the Plan shall be subject to such restrictions, terms and conditions, if any, as may be determined by the Committee. The Committee may in its sole discretion remove, modify or accelerate the release of restrictions on any Restricted Stock in the event of death or disability of the recipient of such Restricted Stock, or for such other reasons as the Committee may deem appropriate.

         Any certificate or certificates representing shares of Restricted Stock shall bear a stamped or printed notice on the face thereof to the effect that such shares have been awarded pursuant to the terms of the Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such award. If the Committee so determines, the certificates representing Restricted Stock shall be deposited by the recipient with the Company or an escrow agent designated by the Company until the restrictions thereon have lapsed or have been removed in accordance with the provisions of this Section. Upon the lapse of the restrictions or removal thereof by the Committee, new unrestricted certificates for the number of shares on which the restrictions have lapsed or been removed shall, upon request by the recipient of the Restricted Stock, be issued in exchange for such restricted certificates.

SECTION VI.  ADJUSTMENTS

         In the event the Company shall effect a split of the Stock or dividend payable in Stock, or in the event the outstanding Stock shall be combined into a smaller number of shares, the maximum number of shares of Stock as to which Restricted Stock may be awarded under the Plan shall be increased or decreased proportionately.

         In the event of a reclassification of the Stock not covered by the foregoing, or in the event of a liquidation or reorganization, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number and kind of shares for which Restricted Stock may be awarded under the Plan.

         In the event of a merger or consolidation in which the Company is not the surviving corporation or sale of all or substantially all of the assets or capital stock of the Company, any shares of Restricted Stock that have been awarded but not yet issued shall be immediately issued without regard to any restrictions, terms or conditions imposed by the Committee pursuant to the award and any restrictions placed on Restricted Stock that has been issued shall be released.

         The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

SECTION VII.     CONTINUANCE OF EMPLOYMENT

         Neither the Plan nor any agreement relating to any award of Restricted Stock shall impose any obligation on the Company or an Affiliate to continue to employ any employee.

SECTION VIII.    WITHHOLDING

         The Company shall have the right to withhold taxes, as required by law, from any transfer of Stock to an employee under the Plan or to collect, as a condition of such transfer, any taxes required by law to be withheld.

SECTION IX.  AMENDMENT OR TERMINATION OF THE PLAN

         The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares of Stock which have not been awarded as Restricted Stock. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no such change may be made which would impair the rights of the recipient of Restricted Stock without the consent of such recipient; and provided, further,





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that the Board of Directors may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares of Stock which may be issued pursuant to the provisions of the Plan, or materially modify the requirements for participation in the Plan without the approval of the stockholders of the Company.

SECTION X.       EFFECTIVENESS AND EXPIRATION OF THE PLAN

         If adopted by the Board of Directors and approved by the vote of the holders of a majority of the stock of the Company entitled to vote thereon at a meeting of stockholders duly called and held for such purpose, or at an annual meeting thereof, the notice of which has specified that action is to be taken on the Plan, and the Committee shall have been advised by legal counsel for the Company that in the opinion of such counsel all applicable requirements of law precedent to its becoming effective have been fully met, then the Plan shall become effective on April 4, 1995, subject to shareholder approval, or as soon thereafter as the aforesaid requirements have been met. The Plan shall expire 20 years after the effective date of the Plan. If the stockholders of the Company fail so to approve the Plan, the Plan shall thereupon terminate and all awards of Restricted Stock under the Plan shall become void and of no effect. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under the Plan are intended to comply with applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or by the Board of Directors.





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